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March 10, 2006


RiverSource Global Balanced Fund
AXP Global Series, Inc.
70100 AXP Financial Center
Minneapolis, MN 55474

RiverSource Balanced Fund
AXP Investment Series, Inc.
70100 AXP Financial Center
Minneapolis, MN 55474

Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated November 10, 2005 between AXP Global Series, Inc.,1 a company organized under the laws of Minnesota ("Target Corporation"), on behalf of one of its series, RiverSource Global Balanced Fund ("Target Fund") (formerly AXP Threadneedle Global Balanced Fund), and AXP Investment Series, Inc.,2 a company organized under the laws of Minnesota ("Acquiring Corporation"), on behalf of one of its series, RiverSource Balanced Fund ("Acquiring Fund") (formerly AXP Mutual). The Agreement describes a transaction (the "Transaction") to occur as of the date of this letter (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Sections 7(d) and 8(d) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

         Target Fund is a series of Target Corporation, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").


         Acquiring Fund is a series of Acquiring Corporation, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are

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1 AXP Global Series, Inc. expects to change its name to RiverSource Global
Series, Inc. in April of 2006.
2 AXP Investment Series, Inc. expects to change its name to RiverSource Investment Series, Inc. in April of 2006.

9909743_1
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RiverSource Global Balanced Fund
RiverSource Balanced Fund

redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

         For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement dated December 16, 2005 and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

         The facts you have represented as to in paragraph 5 of the letter from Acquiring Fund and paragraph 6 of the letter from Target Fund, each dated as of the date hereof, support the conclusion that, following the Transaction, Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that seeks a balance of growth of capital and current income, generally by investing in a combination of equity and debt securities.

         Various factors demonstrate the similarity between Target Fund and Acquiring Fund. In particular, as of March 31, 2005 (the "comparison date"), a randomly selected date that reflects the funds' portfolios without reference to the Transaction, the funds had similar allocations between their equity portfolios and fixed income portfolios, and Target Fund's allocation was nearly consistent with Acquiring Fund's strategy of investing a maximum of 65% of its net assets in stocks and a minimum of 35% of its net assets in bonds. The percentages of net assets invested in stocks were approximately 64% for Target Fund and approximately 62% for Acquiring Fund, and the percentages of assets invested in bonds were approximately 28% for Target Fund and approximately 34% for Acquiring Fund. Although the funds invested similar percentages of net assets in stocks, the division of those stocks between U.S. stock and non-U.S. stock differed (approximately 43% U.S. stock and approximately 57% non-U.S. stock for Target Fund and approximately 95% U.S. stock and approximately 5% non-U.S. stock for Acquiring Fund). Nevertheless, in the case of each fund, the non-U.S. stock investments were principally attributable to Greater Europe.

         Although, as of the comparison date, Target Fund and Acquiring Fund are in different categories ("World Allocation" and "Moderate Allocation" respectively) and have different investment styles ("Large Growth" and "Large Value/High-Intermediate" respectively) according to Morningstar,3 the similarity of the funds' asset allocations is reflected in the fact that Target Fund has an asset allocation generally consistent with Acquiring Fund's "Moderate Allocation" category. As defined by Morningstar, a "Moderate Allocation" fund invests in both stocks and bonds, maintains a higher position in stocks, and typically has between 50% and 70% of its assets in equities and the remainder in fixed income and cash. As of the comparison date,

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3 The funds were also in different Lipper categories. Target Fund was categorized by Lipper as a "Global Flexible Port" fund, and Acquiring Fund was categorized by Lipper as a "Balanced" fund.

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RiverSource Global Balanced Fund
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Target Fund investedapproximately 64% of its net assets in equities and the remainder in fixed income (approximately 28%), cash (approximately 6%), and other assets (approximately 2%).

         A comparison of the funds' equity portfolios indicates that, consistent with the funds' shared goals and strategies, the funds hold equity securities with similar characteristics. First, the funds' equity portfolios are similar in terms of sector diversification. As of the comparison date, the funds' equity investments were compared using three broad sectors, which were also subdivided into twelve sub-categories. Looking solely at the three broad sectors, the funds shared a total overlap of 94.41%, comprising 15.02% in the information sector, 41.57% in the services sector, and 37.82% in the manufacturing sector. In addition, the funds made equity investments in each of the three broad sectors in approximately the same proportion as each other. Each fund made the largest portion (greater than 40%) of its equity investments in the services sector, the second largest-portion (approximately 38%) of its equity investments in the manufacturing sector, and the smallest portion (less than 21%) of its equity investments in the information sector.

         Upon further dividing these three sectors into twelve sub-categories (information: software, hardware, media, telecommunications; services: healthcare services, consumer services, business services, financial services; and manufacturing: consumer goods, industrial goods, energy, utilities), the funds shared a total overlap of 73.17%. Both funds were also relatively diversified across these twelve sub-categories, with each fund allocating no more than 31% of its net assets to any one sub-category. In addition, within the services sector (the sector in which each fund made the largest portion of its equity investments), the funds shared the same investment-size ranking (from largest to smallest: financial services, healthcare services, consumer services, and business services).

         The funds' equity portfolios are also similar in terms of market capitalization. As of the comparison date, the weighted average market capitalization figure of Target Fund, $21.780 billion, was different from that of Acquiring Fund, $42.807 billion. However, when compared in terms of the percentage of net assets of the equity portfolio that each fund invested in stocks of varying market capitalizations, there was a total overlap of 85.82%, consisting of 40.28% in giant-cap stocks, 34.64% in large-cap stocks, 10.41% in mid-cap stocks, and 0.49% in small-cap stocks.4 Consistent with their Morningstar categories, each fund invested greater than three-quarters of the net assets of its equity portfolio in giant- and large-cap stocks, invested almost all

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4 Rather than using a fixed number of "large-cap" or "small-cap" stocks,
Morningstar uses a flexible system that is not adversely affected by overall movements in the market. World equity markets are first divided into seven style zones: (1) United States, (2) Latin America, (3) Canada, (4) Europe, (5) Japan,
(6) Asia excluding Japan, and (7) Australia/New Zealand. The stocks in each style zone are further subdivided into size groups. "Giant-cap" stocks are defined as those that account for the top 40% of the capitalization of each style zone, "large-cap" stocks represent the next 30%, "mid-cap" stocks represent the next 20%, "small-cap" stocks represent the next 7%, and "micro-cap" stocks represent the smallest 3%.

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RiverSource Global Balanced Fund
RiverSource Balanced Fund

of the remaining net assets of its equity portfolios in mid-cap stocks, and invested less than 1% of the net assets of its equity portfolios in small- and micro-cap stocks.

         In addition to offering investors similar levels of exposure to diversified portfolios of stocks whose issuers have a similar range of market capitalizations, both funds offered investors fairly similar exposure to growth and income. As of the comparison date, the funds' weighted average P/E ratios, a measure of growth potential, were similar (15.04 for Target Fund and 14.02 for Acquiring Fund) as were their overall yields5 (2.30% for Target Fund and 2.18% for Acquiring Fund), and their dividend yields6 were somewhat similar (1.52% for Target Fund and 2.12% for Acquiring Fund).

         As with the funds' equity portfolios, a comparison of the funds' fixed income portfolios indicates that, consistent with the funds' shared goals and strategies, the funds hold fixed income securities with similar characteristics. The funds' fixed income portfolios are similar in terms of duration and credit quality. The average durations of Target Fund (5.22 years) and that of Acquiring Fund (3.90 years) were relatively close. As of the comparison date, the average credit ratings of Target Fund and Acquiring Fund were close at AA and AAA respectively.7 The credit ratings of the funds' individual fixed income investments overlapped by a total of 64.52%. Specifically, there was an overlap of 53.9% in investments rated AAA or higher, 6.0% in AA rated investments, and 4.6% in A rated investments. Furthermore, both funds made approximately 80% of their fixed income investments in investments rated AA or higher, and greater than 96% in investments rated BBB or higher.

         As of the comparison date, the average coupons were relatively close (4.49% for Target Fund and 5.14% for Acquiring Fund), although the yields to maturity8 differed (3.12% for Target Fund and 5.06% for Acquiring Fund).

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5 Yield, expressed as a percentage, represents a fund's income return on capital investment for the past 12 months. This figure refers only to interest distributions from fixed-income securities, dividends from stocks, and realized gains from currency transactions. Monies generated from the sale of securities or from options and futures transactions are considered capital gains, not income. Return of capital is also not considered income. Morningstar computes yield by dividing the sum of the fund's income distributions for the past 12 months by the previous month's net asset value (adjusted upward for any capital gains distributed over the same time period).
6 Projected dividend yield for a stock is the percentage of its stock price that a company is projected to pay out as dividends. It is calculated by dividing estimated annual dividends per share (DPS) for the current fiscal year by the company's most recent month-end stock price. Morningstar calculates internal estimates for the current year DPS based on the most recently reported DPS and average historical dividend growth rates. This is one of the five value factors used to calculate the Morningstar Style Box. For portfolios, this data point is calculated by taking an asset-weighted average of the dividend yields of all the stocks in the portfolio.
7 Morningstar defines funds with an average credit rating of either AAA or AA as "high quality."
8 The source of this data is Ameriprise Financial, Inc. Investment Accounting. Unless otherwise noted, all data is obtained from Morningstar.

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RiverSource Global Balanced Fund
RiverSource Balanced Fund

         In addition, the funds' fixed income portfolios are somewhat similar in terms of maturity. As of the comparison date, the funds had identical average maturities of 6.90 years,9 although when compared in terms of the percentage of net assets from the fixed income portfolio that each fund invested in securities of varying maturities, there was a total overlap of only 51.08%. That overlap consisted of 6.54% in securities with maturities of 1-3 years, 11.27% in securities with maturities of 3-5 years, 6.43% in securities with maturities of 5-7 years, 12.55% in securities with maturities of 7-10 years, 2.10% in securities with maturities of 10-15 years, 4.18% in securities with maturities of 15-20 years, and 8.01% in securities with maturities of 20-30 years. The largest percentage of Target Fund's securities were in the 3-5 year maturity range (38.33%), while the largest percentage of Acquiring Fund's securities were in the 20-30 year maturity range (33.07%).

         Consistent with the similarity of investment strategies, the two funds bear similar risk profiles and correlate with the S&P 500 to a somewhat similar degree. As of the comparison date, Target Fund and Acquiring Fund had relatively similar 5-year betas of 0.62 and 0.74 respectively and three-year betas of 0.58 and 0.64 respectively.10 More recently, however, the funds' correlation to the S&P 500 has diverged as evidenced by 1-year betas of 1.01 for Target Fund and
0.62 for Acquiring Fund.

         The specific characteristics described above (the relative figures and percentages in terms of asset allocation, market capitalization, sector diversification, regional exposure, P/E ratio, yield, duration, credit quality, maturity and risk profile) do not constitute fixed aspects of Target Fund and Acquiring Fund's investment strategies. Rather, they reflect the fact that the funds' similar investment strategies have led them to react similarly (by choosing similar portfolios) to the market conditions in place up until the comparison date.

         Consistent with the similarity of the funds, on the date of the Transaction, at least 33 1/3% of Target Fund's portfolio assets will not be required to be sold by virtue of the investment objectives, strategies, policies, risks or restrictions of Acquiring Fund, and Target Fund has not realigned its portfolio prior to the Transaction in order for this to be true. Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks or restrictions after the Transaction. After the Transaction, Acquiring Fund will invest all assets acquired from Target Fund in a manner consistent with the funds' shared investment strategies, as described above and reflected by the aforementioned portfolio data.

          Based on the foregoing representations and assumptions and our review of the documents and items referred to above, we are of the opinion that generally, subject to the final paragraphs hereof, for U.S. federal income tax purposes:
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9 The source of this data is Ameriprise Financial, Inc. Investment Accounting.
10 Beta is the statistical measure of the degree of variance between a security or fund and a specifically defined market, such as the S&P 500.

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RiverSource Global Balanced Fund
RiverSource Balanced Fund

(i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

(ii) Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

(iii) Under Section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

(iv) Under Section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

(v) Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

(vi) Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

(vii) Under Section 358 of the Code, the aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund shares exchanged therefor;

(viii) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and

(ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

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We express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

         In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service (the "IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July 2005 suggests that the IRS's position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS's 1987 revenue ruling were a correct statement of law, the facts of this Transaction are distinguishable from those in the ruling.

         We believe that Acquiring Fund and Target Fund are both engaged in the same line of business: each is an open-end management investment company that that seeks a balance of growth of capital and current income, generally by investing in a combination of equity and debt securities. The funds' portfolios are substantially similar in terms of asset allocation, market capitalization, sector diversification, duration, credit quality and maturity. After the Transaction, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Target and Acquiring Funds. Although Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be fully consistent with the shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. Because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.



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RiverSource Global Balanced Fund
RiverSource Balanced Fund


         Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

                                Very truly yours,

                          /s/   Ropes & Gray LLP
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                                Ropes & Gray LLP